Exhibit 10.1

SECOND AMENDMENT AND EXHIBIT ACKNOWLEDGEMENT TO MASTER

FORMATION AND CONTRIBUTION AGREEMENT

This SECOND AMENDMENT AND EXHIBIT ACKNOWLEDGEMENT TO MASTER FORMATION AND CONTRIBUTION AGREEMENT (this “Amendment”), dated as of December 9, 2006, is entered into by and between, ARIZONA LAND INCOME CORPORATION, an Arizona corporation (together with any successor by merger, “AZL”), and POP VENTURE, LLC, a Delaware limited liability company (“POP”).

A. The parties hereto have entered into that certain Master Formation and Contribution Agreement, dated as of October 3, 2006, and that certain Amendment and Exhibit Acknowledgement to Master Formation and Contribution Agreement dated November 2, 2006 (such agreement, as so amended, the “Master Agreement”).

B. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings respectively ascribed to them in the Master Agreement.

C. The Master Agreement provides that various prorations and adjustments shall be made at Closing and that, in certain instances, such adjustments may increase the total consideration payable to the POP Members by AZL.

D. The Master Agreement governs AZL’s right to declare and pay dividends on AZL Common Stock.

E. The parties have agreed to revised forms of UPREIT Agreement and Noncompetition Agreement.

F. The parties hereto desire to amend and modify the Master Agreement in accordance with the terms and subject to the conditions set forth in this Amendment. As amended and modified by this Amendment, the Master Agreement may be referred to as the “Agreement.”

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Modification of “Permitted Common Dividends.” The term “Permitted Common Dividends,” and all references thereto shall be stricken from the Agreement and the provisions of the Agreement shall henceforth be interpreted mutatis mutandis without such term. For the avoidance of doubt, AZL shall not declare or pay any dividends with respect to AZL Common Stock other than the Special Dividend of $1.00 per share prior to Closing.

2. Amendment to Section 6.3 of the Master Agreement. Section 6.3 of the Master Agreement is hereby deleted and replaced in its entirety with the following:

“6.3 Declaration of Special Dividend. AZL, acting through its Board of Directors, shall, on December 1, 2006, declare the Special Dividend of $1.00 per share in favor of and for the benefit of its shareholders of record as of January 5, 2007, which Special Dividend shall (i) be paid on January 26, 2007, (ii) constitute, to the extent possible, a “capital gain dividend” within the meaning of Section 857(b)(3)(C) of the Code and (iii) be formally designated in accordance with such section of the Code as being applicable to and shall be first applied to entirely offset AZL’s net capital gain and other taxable income (if any) arising from the Mortgage Prepayment and other taxable income for the fiscal year ended December 31, 2006.”

3. Amendment to Section 21(h) of the Master Agreement. Section 21(h) of the Master Agreement is hereby deleted and replaced in its entirety with the following:

“An option (a) granted by POP (and all affiliates of POP, which shall be referred to as POP for the purposes of this Section 21(h)) and (b) exercisable by the UPREIT to cause POP to contribute to the UPREIT those parcels of real property (i) identified as of the Closing as being the subject matter of a prospective or completed acquisition by POP and (ii) as to which the closing of such acquisition shall have been completed prior to or after the Closing, but not later than December 31, 2007 (collectively, the “Option Properties”). The foregoing option granted by POP to the UPREIT shall provide the UPREIT with the right to acquire the Option Properties by the payment to POP of an “Option Properties Contribution Value” equal to the net investment incurred by POP in the acquisition and, if applicable, the financing, joint venturing and sale of the Option Properties in question, inclusive of all transaction fees, costs and expenses and associated tax liabilities incurred by POP allocable to the Option Properties. The Option Properties Contribution Value shall be paid to POP, at the option of the UPREIT, in cash or Common Units or shares of AZL Common Stock (such Common Units or Common Stock being each valued at an amount equal to the average closing price per share of AZL Common Stock reported in the consolidated transaction reporting system during the ninety (90) trading days immediately preceding the applicable exercise of the option by the UPREIT). The remaining terms of the contribution of any Option Property shall be substantially as set forth in the Contribution Agreements, except that the UPREIT shall have thirty (30) days following the exercise of its option with respect to any Option Property to conduct a due diligence investigation and to terminate such agreement and option without damages if the results of such due diligence investigation are not satisfactory to the UPREIT in its sole discretion.

The exercise by the UPREIT of its option as to any given Option Property tendered by POP shall be made within a period of thirty (30) days following such tender, and such tender shall be made by POP within thirty (30) days after the later of (i) the date on which POP acquires the subject

Option Property or (ii) the Closing Date. In addition, prior to tendering any Option Property to the UPREIT, POP shall be entitled to finance the Option Property with secured mortgage debt, “sell-down” its equity position in the Option Property by forming a joint venture with a financial partner, and/or sell or otherwise completely dispose of properties acquired with Option Properties as a part of a portfolio acquisition (“Divested Properties”). POP shall be entitled to tender its then existing equity ownership interest in the Option Properties to the UPREIT subject to such mortgage financing and/or such joint venture relationship and to tender Option Properties portfolios to the UPREIT which have been diminished by the divestiture of Divested Properties. Any net profit realized by POP on a cash basis in connection with an equity sell-down of an Option Property or the sale of a Divested Property shall be transferred to the UPREIT, in the form of a reduction of the contribution price. Notwithstanding anything set forth above to the contrary, any exercise of the option by the UPREIT shall require that the consummation of its acquisition of the subject Option Property take place not later than sixty (60) days following such exercise, unless and to the extent consummation is delayed through no fault of the UPREIT. Notwithstanding anything herein contained or implied, any Option Property that becomes subject to the option granted hereunder by virtue of having been identified as of the Closing as a transaction in process, but which has not actually been acquired by POP on or prior to December 31, 2007, shall, as of the close of business on December 31, 2007, cease to be subject to the option described herein.

4. Amendment to Section 23 of the Master Agreement. Section 23 of the Master Agreement is hereby deleted and replaced in its entirety with the following:

“23.1 All title examination charges, title insurance premiums, survey costs, environmental assessment charges, notary fees and other such third party charges relating to the Transactions shall be paid by the Surviving Corporation, but if such amounts are customarily paid by a seller in a substantial commercial transaction in the jurisdiction in which the applicable POP Property is located, then such amounts shall be paid or reimbursed (as the case may be) at Closing by the POP Members.

23.2 Although POP and AZL intend that no real estate transfer or recording fees or taxes will be due in connection with the contribution of the POP Membership Interests, if it is finally determined that such taxes are due and payable in connection herewith, such real estate transfer or recording fees or taxes shall be paid by the party who customarily pays such costs in a substantial commercial transaction in such jurisdiction.

23.3 The POP Members and AZL shall each pay their own due diligence costs and legal, brokerage, lenders, investment banking and accounting costs and fees related to the Transactions and the preparation of this

Agreement and all documents required to settle the Transactions contemplated hereby.

23.4 In the event that a POP Member is obligated to directly pay (or reimburse AZL for) any amount pursuant to any of the foregoing subsections of this Section 23, such POP Member may elect in its sole discretion to pay (or reimburse) any or all of such amounts in cash at Closing or alternatively to elect to have such amount paid on its behalf, in cash, by the Surviving Corporation, and in such latter event the value of the contribution deemed made by such POP Member with respect to such POP Property shall be reduced by the corresponding amount paid on its behalf by AZL, and the number of Common and Preferred Units issuable to such POP Member shall be correspondingly reduced.

23.5 With respect to each of the POP Properties, as of 12:01 a.m. on the Closing Date, there shall be apportioned between, on the other hand, the POP Affiliate formerly owning, as the case may be, either 100% or a lesser percentage of the ownership interests in such POP Property and the UPREIT (1) rent under all leases of POP Properties, including, but not limited to, ground leases (2) interest under all of the POP Properties Indebtedness, (3) taxes, insurance and operating expenses of such POP Property to the extent borne by the owning POP Affiliate, (4) payments with respect to the items listed in the preceding clause (3) that are received from tenants to the extent prepaid (including all security deposits) or paid in arrears to the owning POP Affiliate, (5) deposits, and (6) other matters customarily prorated in substantial commercial real estate transactions involving office properties in the respective jurisdictions in which the POP Properties are located. Notwithstanding the foregoing, with respect to POP Properties as to which the Contributing POP Affiliate owns partial (as opposed to 100%) ownership interests, the foregoing prorations shall be adjusted on pro rata basis reflecting such partial ownership. Any amounts due pursuant to this Section 23.5 shall be paid in cash at the Closing. To the extent that the amounts of the items to be adjusted are not reasonably ascertainable as of the Closing Date, such as tenant chargebacks or collections for tenant reimbursements, they shall be adjusted promptly after the determination of the amount thereof.

23.6 The POP Members shall not be reimbursed for any escrows maintained under any of the POP Properties Indebtedness (“Escrowed Loan Reserves”), and any Escrowed Loan Reserves shall result in the increase of the aggregate Net Asset Values of the contribution deemed to be made by the POP Members (and the number of Common and Preferred Units issuable to the POP Members) but in no event in excess of $165 million in the aggregate and shall otherwise be treated as Contributed Assets; provided that, in the case of any POP Property for which the Contributed Interests are less than one hundred percent (100%) of the ownership interests in such POP Property, such amount shall reflect only that percentage of the Escrowed Loan Reserves equal to the percentage ownership represented by such Contributed Interests relating to such POP Property. The Escrowed Loan Reserves are estimated by POP, to its knowledge, to have been approximately $10.3 million at September 30, 2006 in the aggregate for the eight Contributed Properties the ownership interests in which are 100% owned by the POP Members as of the date hereof.

23.7 It is acknowledged and agreed that, on or prior to the Closing, the POP Affiliates may distribute to the POP Members all cash and assets of each such POP Affiliate other than the POP Properties.

23.8 In consideration for the agreements set forth in Sections 23.6 and 23.7, AZL hereby agrees that POP shall have no liability to AZL or any of its successors or assigns, or to any person or entity claiming by, through or on behalf of AZL, arising out of this Agreement, or any agreement or documents executed and delivered in connection with this Agreement (including, but not limited to, the Contribution Agreements), for any purported losses, damages, liabilities or expenses incurred or to be incurred by AZL, whether directly or via purported diminution in value of the POP Properties (“AZL Losses”) until the foregoing exceed in an aggregate amount equal to any Escrowed Loan Reserves (other than any amount of such reserves that have the effect of increasing the aggregate Net Asset Values).

5. Amendment to Schedule 2C of the Master Agreement. Schedule 2C of the Master Agreement is hereby amended to delete and replace in its entirety the following terms and descriptions:

“Distribution and Payment Dates

Cumulative, commencing on the date of issuance and payable in arrears

Cash distribution yield is as follows:

(i) one percent (1%) of the liquidation preference beginning on, and continuing until the day prior to the first (1st) anniversary of, the Closing Date;

(ii) two percent (2%) of the liquidation preference beginning on the first (1st) anniversary of, and continuing until the day prior to the second (2nd) anniversary of, the Closing Date;

(iii) three percent (3%) of the liquidation preference beginning on the second (2nd) anniversary of, and continuing until the day prior to the third (3rd) anniversary of, the Closing Date; and

(iv) four percent (4%) of the liquidation preference beginning on the third (3rd) anniversary of the Closing Date and continuing thereafter.

Purchase of Preferred Units at Option of Holder

On the fifth anniversary of the Closing Date, a Preferred Unit holder may require the Surviving Corporation to purchase any outstanding Preferred Units for the following consideration selected by the Surviving Corporation in its sole discretion:

(i) cash at a price equal to one hundred percent (100%) of the aggregate liquidation preference of the Preferred Units being offered plus accrued and unpaid distributions, if any, up to, but excluding, the purchase date; or

(ii) a five (5)-year note at market interest rate at a price equal to one hundred percent (100%) of the aggregate liquidation preference of the Preferred Units being offered plus accrued and unpaid distributions, if any, up to, but excluding, the purchase date; or

(iii) such number of fully paid and non-assessable Common Units with a value (determined from the trailing 10-day average of the closing prices of AZL Common Stock preceding such date) equal to one hundred percent (100%) of the aggregate liquidation preference of the Preferred Units being offered plus accrued and unpaid distributions, if any, up to, but excluding, the purchase date.”

6. Form of UPREIT Agreement. The UPREIT Agreement shall be substantially in the form attached hereto as Exhibit A, with such modifications and amendments as the parties hereto may agree. All references in the Master Agreement to the term “UPREIT Agreement” shall be deemed to refer to the UPREIT Agreement referenced in this Amendment.

7. Form of Non-Competition Agreement. The Non-Competition Agreement shall be substantially in the form attached hereto as Exhibit B, with such modifications and amendments as the parties thereto may agree, which agreement shall be conclusively presumed from the execution by such parties of such agreement. All references in the Master Agreement to the term “Non-Competition Agreement” shall be deemed to refer to the Non-Competition Agreement referenced in this Amendment.

8. Omnibus Amendment to Contribution Agreements. Each of the Contribution Agreements is hereby amended, without the need for any further action by any party, to conform such agreements to the provisions of this Agreement.

9. Additional Terms.

(i) The Agreement. All references in the Master Agreement to the term “Agreement” shall be deemed to refer to the Agreement referenced in this Amendment.

(ii) Amendment and the Master Agreement to be Read Together. This Amendment supplements and is hereby made a part of the Master Agreement, and the Master Agreement and this Amendment shall from and after the date hereof be read together and shall constitute the Agreement. Except as otherwise set forth herein, the Master Agreement shall remain in full force and effect.

(iii) Counterparts. This Amendment may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same document.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date set forth above.

POP VENTURE, LLC, a Delaware limited liability company

By:	POP FUNDING, its managing member

	By:	JHS MANAGER, LLC, its manager

		By:	/s/ Jay H. Shidler
Jay H. Shidler
Sole Member

ARIZONA LAND INCOME CORPORATION, an Arizona corporation

By:	/s/ Thomas R. Hislop
	Name:	Thomas R. Hislop
	Title:	Chairman of the Board, Vice President and Chief Financial Officer